Exhibit 99.2

USA TRUCK, INC.

Executive and Director Stock Ownership, Retention and Anti-Hedging and Pledging Policy

Purpose. The purpose of this USA Truck, Inc. Executive and Director Stock Ownership, Retention and Anti-Hedging and Pledging Policy (the “Stock Policy”) is to further align the interests of the executives and non-employee directors of USA Truck, Inc. (the “Company”) and the Company’s stockholders by requiring executives and non-employee directors to accumulate and retain a meaningful level of stock ownership.

Covered Individuals. The Stock Policy applies to the executives and non-employee directors of the Company (the “Covered Individuals”) assigned to the following tiers:

Tier 1	Chief Executive Officer
Tier 2	Chief Financial Officer
Tier 3	All Other Named Executive Officers[1]
Tier 4	Non-employee Directors

Stock Ownership Levels. The required stock ownership levels under the Stock Policy, expressed as a multiple of the Covered Individual’s base annual salary or annual cash retainer as of December 31st of each year are as follows:

Tier 1	3 times base annual salary
Tier 2	2 times base annual salary
Tier 3	1 times base annual salary
Tier 4	3 times annual cash retainer for Board service

The stock ownership level must be met by the Covered Individuals listed in Tiers 1, 2, and 3 above by the end of the sixth year following the later of the execution date of the Stock Policy or the appointment of the Covered Individual to his or her position. The stock ownership level must be met by the Covered Individuals listed in Tier 4 above by the end of the fourth year following the later of the execution date of the Stock Policy or the appointment of the Covered Individual to his or her position. As set forth below under the subtitle, “Stock Retention Percentages,” until a Covered Individual complies with the Stock Policy, the Covered Individual is required to retain 100% of Net Profit Shares from each award on exercise, vesting, or earn-out.

1 The term “Named Executive Officers” shall mean those officers of the Company identified in the summary compensation table of the Company’s most recently filed Proxy Statement or Annual Report on Form 10-K.

For purposes of determining compliance with the Stock Policy, the number of shares of the Company’s common stock that the Covered Individual is expected to own will be calculated by dividing:

●	The Covered Individual’s base annual salary or annual cash retainer, as applicable, by
●	The average of the month-end closing prices of the Company’s common stock for the prior 12 months

If a Covered Individual has satisfied the Stock Policy on a prior determination date, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not be considered to result in non-compliance on a subsequent determination date.

Eligible Shares. "Eligible Shares" shall mean those shares of Company common stock that count towards compliance with the Stock Policy, those shares being comprised of the following:

●	Shares owned by the Covered Individual;
●	Shares owned jointly by the Covered Individual and spouse;
●	Shares held in a trust established by the Covered Individual for the benefit of the Covered Individual and/or family members;
●	Shares equal to the number of vested but deferred restricted stock credited to the Covered Individual under any arrangement maintained by the Company; and
●	Shares credited to the Covered Individual’s 401(k) plan account.

Unvested or unearned restricted stock and stock options do not count towards compliance with the Stock Policy.

Stock Retention Percentages. Until a Covered Individual complies with the Stock Policy, the Covered Individual is required to retain 100% of Net Profit Shares from each award on exercise, vesting, or earn-out.

“Net Profit Shares” shall mean:

●	Shares received on vesting or earn-out of restricted stock/restricted stock units/performance shares, net of Shares For Taxes; and
●	Shares received on exercise of stock options, net of shares tendered or withheld for payment of exercise price and Shares For Taxes.

“Shares For Taxes” shall mean, regardless of whether share withholding is actually used:

●	The amount of taxes on the income realized by the Covered Individual on the vesting, earn-out, or exercise date, calculated using maximum marginal tax rates, divided by
●	The closing price of the Company’s common stock on the vesting, earn-out, or exercise date.

Nothing in this Stock Policy shall require Covered Individuals to meet their applicable stock ownership levels through open market purchases of Company common stock, and a Covered Individual may sell any shares purchased in the open market regardless of whether such Covered Individual then owns or has the right to acquire Eligible Shares sufficient to meet the requirements of the Stock Policy. For the sake of clarity in interpreting the Stock Policy, any sale of Eligible Shares by a Covered Individual shall be deemed to have occurred in the following order: first from shares purchased in the open market; and second, from any remaining Net Profit Shares; provided, however, that Net Profit Shares may not be sold if, following such sale, the Covered Individual would no longer be in compliance with this Stock Policy.

Stock Sales. Prior to engaging in any sale of shares, the Covered Individual must comply with the Company's insider trading policy, including, without limitation, (a) notifying the Chief Financial Officer of the proposed sale, and (b) obtaining approval of the proposed sale from the Chief Financial Officer, who will obtain approval of the proposed sale from the Company's outside legal counsel. Pre-approved sales must be completed within three trading days following the date on which such approval is granted. If for any reason the sale is not completed within the three trading day period, pre-approval again must be sought and obtained before the sale is completed.

Insider Trading Policy. Covered Individuals are required to abide by the Company’s Insider Trading policy and are prohibited from (i) hedging their ownership positions in Company shares, (ii) buying Company shares on margin, and (iii) pledging owned Company shares as collateral for loans.

Anti-Hedging. Hedging activities shall include, but are not limited to, short-selling, options, puts, and calls, as well as derivatives such as swaps, forwards, and futures.

Waiver. The Executive Compensation Committee shall determine the appropriate relief in the event of financial hardship.

Modification. The Stock Policy may be amended or terminated at any time by the Executive Compensation Committee, in consultation with the Nominating and Corporate Governance Committee, in its sole and absolute discretion.

Enforcement. The Company may consider a Covered Individual’s compliance with the Stock Policy in connection with compensation decisions, or promotion opportunities, to the extent it determines appropriate in its sole and absolute discretion.

Effective Date. The Stock Policy is effective as of November 28, 2016.